Exhibit 77.M

                                     MERGERS

(a) The Board of Trustees of Pilgrim Mayflower Trust, on behalf of Pilgrim High Total Return Fund, (on November 2, 2000) and Shareholders of Pilgrim High Total Return Fund (on March 15, 2001), and the Board of Trustees of Pilgrim Mutual Funds, on behalf of Pilgrim High Yield Fund II ("High Yield II"), (on November 2, 2000) approved an Agreement and Plan of Reorganization under which High Yield II acquired all of the assets and liabilities of Pilgrim High Total Return Fund in exchange for Classes A, B, and C shares, as applicable, of High Yield II ("Reorganization I"). Reorganization I concluded on March 23, 2000.

(b) The Board of Trustees of Pilgrim Mayflower Trust, on behalf of Pilgrim High Total Return Fund II, (on November 2, 2000) and Shareholders of Pilgrim High Total Return Fund II (on March 15, 2001), and the Board of Trustees of Pilgrim Mutual Funds, on behalf of High Yield II, (on November 2, 2000) approved an Agreement and Plan of Reorganization under which High Yield II acquired all of the assets and liabilities of Pilgrim High Total Return Fund II in exchange for Classes A, B, and C shares, as applicable, of High Yield II ("Reorganization II"). The Reorganization II concluded on March 23, 2000.